Exhibit 99.1

November 5, 2025

SmartStop Self Storage REIT, Inc. Reports Third Quarter 2025 Results

LADERA RANCH, CA – November 5, 2025 – SmartStop Self Storage REIT, Inc. (“SmartStop” or “the Company”), a self-managed and fully-integrated self storage company, announced its overall results for the three and nine months ended September 30, 2025.

“We have accomplished a tremendous amount in our short time as a publicly traded company,” said H. Michael Schwartz, Chairman and Chief Executive Officer of SmartStop. “In the third quarter, we continued to successfully execute on the business plan we laid out on our public offering road show, highlighted by a CAD $200 million Maple Bond offering, nearly $90 million of high quality on-balance sheet acquisitions, and a transformative agreement to acquire Argus Professional Storage Management, accretively launching SmartStop into the third-party management business.”

“We are encouraged by the sector’s stabilization following years of elevated new supply,” continued Mr. Schwartz. “However, the storage market undoubtedly remains choppy month-to-month, as customer demand ebbs and flows. Despite the choppiness, we delivered solid third quarter same-store results with average occupancy of 92.6% and sector leading revenue growth of 2.5%. We continue to be able to capture demand through our technology-driven North American platform. As sector fundamentals continue to stabilize, our accomplishments over the past seven months position SmartStop to achieve solid forward growth and to take advantage of an improving self-storage landscape.”

Three Months Ended September 30, 2025 Financial Highlights:

•
Net income attributable to common stockholders was approximately $5.2 million. This represents an increase of approximately $11.4 million when compared to the same period in 2024. Net income per share of Common Stock, Class A and Class T shares (basic and diluted) was $0.09. This represents an increase of approximately $0.35 when compared to the same period in 2024.
•
Total self storage-related revenues were approximately $64.6 million, an increase of approximately $9.2 million when compared to the same period in 2024.
•
FFO, as adjusted (attributable to common stockholders and Operating Partnership (“OP”) unit holders), was approximately $27.5 million, an increase of approximately $15.8 million when compared to the same period in 2024.
•
FFO, as adjusted per share and OP unit outstanding – diluted was $0.47, an increase of approximately $0.05 when compared to the same period in 2024.
•
Same-store revenues increased by 2.5%, same-store property operating expenses increased by 4.5%, while same-store net operating income (“NOI”) increased by 1.5% compared to the same period in 2024.
•
On a constant currency basis for our Canadian properties included in our wholly owned same-store pool, our aggregate same-store revenues for all properties included in the pool increased by 2.6%, same-store expenses increased by 4.6%, while same-store NOI increased by 1.6% compared to the same period in 2024.
•
Same-store average physical occupancy increased by 0.4% to 92.6% compared to the same period in 2024.
•
Same-store annualized rent per occupied square foot was approximately $20.35, an increase of approximately 0.7% when compared to the same period in 2024.

Nine Months Ended September 30, 2025 Financial Highlights:

•
Net loss attributable to common stockholders was approximately $11.5 million. This represents a decrease in net loss of approximately $3.1 million when compared to the same period in 2024. Net loss per share of Common

Stock, Class A and Class T shares (basic and diluted) was $0.27, a decrease in net loss per share of approximately $0.35 as compared to the same period in 2024.
•
Total self storage-related revenues were approximately $184.7 million, an increase of approximately $21.6 million when compared to the same period in 2024.
•
FFO, as adjusted (attributable to common stockholders and OP unit holders), was approximately $63.0 million, an increase of approximately $27.8 million when compared to the same period in 2024.
•
FFO, as adjusted per share and OP unit outstanding – diluted was $1.31, an increase of approximately $0.03 when compared to the same period in 2024.
•
Same-store revenues increased by 2.0%, same-store property operating expenses increased by 4.4%, while same-store net operating income (“NOI”) increased by 0.9% compared to the same period in 2024.
•
On a constant currency basis for our Canadian properties included in our wholly owned same-store pool, our aggregate same-store revenues for all properties included in the pool increased by 2.3%, same-store expenses increased by 4.7%, while same-store NOI increased by 1.2% compared to the same period in 2024.
•
Same-store average physical occupancy increased by 0.4% to 92.6% compared to the same period in 2024.
•
Same-store annualized rent per occupied square foot was approximately $20.03, an increase of approximately 0.6% when compared to the same period in 2024.

Financing Activities

On September 24, 2025, we, as guarantor, and the Operating Partnership, as issuer, completed the sale on a private placement basis, an aggregate principal amount of $200 million CAD senior unsecured notes (the "2030 Canadian Notes"), which 2030 Canadian Notes incur interest only at a fixed rate of 3.89% and become due on September 24, 2030. The 2030 Canadian Notes bear interest at a rate of approximately 3.89% per annum, payable semiannually on September 24 and March 24 in each year, beginning on March 24, 2026, until maturity. The 2030 Canadian Notes were rated BBB (Stable) by Morningstar DBRS, and proceeds from the 2030 Canadian Notes were used to paydown existing borrowings on the Credit Facility.

On October 31, 2025, ten of our joint ventures with SmartCentres closed on a $160 million CAD term loan (the “RBC JV Term Loan III”) with RBC pursuant to which ten of our joint venture subsidiaries that each own 50% of a Joint Venture property serve as borrowers (the “RBC Borrowers III”). The RBC JV Term Loan III is secured by first mortgages on ten of the Canadian JV Properties, most of which were previously encumbered by either the RBC JV Term Loan, the RBC JV Term Loan II or the SmartCentres Financings . The RBC JV Term Loan III matures on November 1, 2030, which may be extended by one additional year, subject to certain terms. Interest on the RBC JV Term Loan III is fixed at an annual rate of 3.87%, and monthly payments include interest and principal, amortized on a 30 year basis until maturity. Proceeds from the RBC JV Term Loan III were used to fully pay down the outstanding principal and accrued interest on the RBC JV Term Loan, the RBC JV Term Loan II, and the SmartCentres Financing. We serve as a recourse guarantor with respect to $80 million CAD of the obligations under the RBC JV Term Loan III.

External Growth

On August 12, 2025, we invested approximately $1.2 million USD into a newly formed SmartCentres joint venture, which acquired a parcel of land in Alberta, Canada. The joint venture plans to develop the land into a self storage property. On August 26, 2025, we purchased a portfolio of five self storage facilities located in Alberta, Canada. The combined purchase price for these five properties was approximately $97.4 million CAD or approximately $70.3 million USD, plus closing costs. This acquisition was funded with proceeds drawn from the Credit Facility. On September 3, 2025, we purchased a self storage facility located in Rahway, New Jersey (the "Rahway Property"). The purchase price for the Rahway Property was approximately $15.3 million, plus closing costs. This acquisition was funded with proceeds drawn from the Credit Facility.

Subsequent to quarter end, we purchased a self storage facility located in the Orlando, Florida MSA (the "Winter Garden Property"). The purchase price for the Winter Garden Property was approximately $15.3 million, plus closing costs. This acquisition was funded with proceeds drawn from the Credit Facility.

Third Party Management

Subsequent to quarter end, pursuant to a contribution agreement (the “Contribution Agreement”), we acquired Argus Professional Storage Management, LLC (“Argus”). Under the terms of the Contribution Agreement, total upfront consideration provided in the transaction was approximately $21.1 million, composed of $8.5 million in cash and 328,343 units of limited partnership interests (“OP Units”) in our Operating Partnership. In addition, the Contribution Agreement includes a potential earnout of up to an additional $11.0 million based on revenues generated during fiscal year 2028, with 75% payable in cash and 25% being payable in OP Units. After the acquisition of Argus, we own or manage over 460 self-storage properties in North America.

Managed REIT Platform Update

SmartStop, through an indirect subsidiary, serves as the sponsor of Strategic Storage Growth Trust III, Inc. (“SSGT III”), Strategic Storage Trust VI, Inc. (“SST VI”), and Strategic Storage Trust X (“SST X” and together with SSGT III and SST VI, the “Managed REITs”). SmartStop receives asset management fees, property management fees, acquisition fees, and other fees, as applicable and receives substantially all of the tenant protection program revenue earned by the Managed REITs, which had a combined portfolio of 48 operating properties and approximately 38,600 units and 4.2 million rentable square feet at quarter end. Assets under management for the Managed REITs was approximately $972.1 million at quarter end. SmartStop also manages one additional property, not owned by the Managed REITs.

Other

During the quarter, a tenant renting industrial space at one of our non-same store properties unexpectedly defaulted on their lease and vacated the space. This tenant accounted for approximately $0.7 million of net operating income in the trailing twelve months ending June 30, 2025. We are in the process of finding a replacement tenant while simultaneously evaluating a redevelopment of the space into traditional self storage. We believe the impact to our FFO, as adjusted per share and OP unit outstanding to be approximately $0.007 for the full year 2025.

During the quarter, we recorded approximately $0.8 million of additional equity based compensation expense in general and administrative expense from the expectation that the performance-based LTIP Units issued in 2023 will vest at 200% of target. These units are tied to our same-store operating performance relative to our peer group. Our previous guidance for general and administrative expenses, issued in August 2025, did not contemplate the recognition of this expense on the midpoint for the full year 2025. We believe the impact to our FFO, as adjusted per share and OP unit outstanding to be approximately $0.016 for the full year 2025.

New York Preferred Investment

On October 31, 2025, we, through our TRS, invested approximately $4.8 million in an unaffiliated entity to facilitate its purchase of five self storage properties and one retail property in the state of New York (the “NY Preferred Investment”). Our investment was structured as preferred equity, carrying a 10.0% distribution rate. We will receive a 1.0% investment fee for all amounts invested, and a redemption fee of 1.0% for any amounts redeemed, unless redeemed within the first 90 days following the closing. We hold customary preferred equity rights and protections, and we have the right to call the NY Preferred Investment amounts after five years. The investment was utilized to purchase five self storage properties, all of which have us serving as property manager.

Declared Distributions

On August 28, 2025, our board of directors approved a distribution amount for the month of September 2025 such that all holders of our outstanding common stock for the month of September, inclusive of our Class A, Class T and unclassified shares of Common Stock, received a distribution equal to $0.1315 per share. The September 2025 distribution payable to each stockholder of record at the end of September was paid on October 15, 2025.

On September 26, 2025, our board of directors approved a distribution amount for the month of October 2025 such that all holders of our outstanding common stock for the month of October will receive a distribution equal to $0.1359 per share. The October 2025 distribution payable to each stockholder of record at the end of October will be paid on or about November 14, 2025.

Webcast & Conference Call

Management will host a conference call and webcast to discuss the results on Thursday, November 6, 2025, at 1:00 p.m. Eastern Standard Time. During the call, company officers will review operating performance, discuss recent events, and conduct a question-and-answer period. The question-and-answer period will be limited to registered financial analysts. All other participants will have listen-only capability.

A live webcast of the call will be available in the Investor Relations section of the Company’s website at investors.smartstopselfstorage.com. To access the live webcast, participants are encouraged to visit the site at least 15 minutes before the start time to register and download any necessary software.

Contact:

David Corak

SVP of Corporate Finance & Strategy

SmartStop Self Storage REIT, Inc.

investors.smartstopselfstorage.com

ir@smartstop.com

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	September 30, 2025 (Unaudited)	December 31, 2024
ASSETS
Real estate facilities:
Land	$538,799	$480,539
Buildings	1,769,744	1,516,095
Site improvements	101,637	94,562
	2,410,180	2,091,196
Accumulated depreciation	(349,789)	(305,132)
	2,060,391	1,786,064
Construction in process	7,747	9,503
Real estate facilities, net	2,068,138	1,795,567
Cash and cash equivalents	47,806	23,112
Restricted cash	6,406	6,189
Investments in unconsolidated real estate ventures	41,896	38,797
Investments in and advances to Managed REITs	110,624	57,722
Deferred tax assets	4,437	4,310
Other assets, net	25,263	33,538
Intangible assets, net of accumulated amortization	13,340	6,766
Trademarks, net of accumulated amortization	15,700	15,700
Goodwill	53,643	53,643
Debt issuance costs, net of accumulated amortization	4,026	6,723
Total assets	$2,391,279	$2,042,067
LIABILITIES, TEMPORARY EQUITY, AND EQUITY
Debt, net	$1,041,661	$1,317,435
Accounts payable and accrued liabilities	45,325	38,113
Due to affiliates	12	362
Distributions payable	8,559	9,257
Deferred tax liabilities	6,492	5,954
Total liabilities	1,102,049	1,371,121
Commitments and contingencies
Redeemable common stock	—	62,042
Preferred stock, $0.001 par value; 50,000,000 and 200,000,000 shares authorized at September 30, 2025 and December 31, 2024, respectively:
Series A Convertible Preferred Stock, $0.001 par value; 0 and 200,000 shares authorized at September 30, 2025 and December 31, 2024, respectively; 0 and 200,000 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively, with aggregate liquidation preferences of $0 and $203,400 at September 30, 2025 and December 31, 2024, respectively	—	196,356
Equity:
SmartStop Self Storage REIT, Inc.:
Common Stock, $0.001 par value; 141,250,000 shares and 0 shares authorized at September 30, 2025 and December 31, 2024, respectively; 31,050,000 shares and 0 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	31	—
Class A Common Stock, $0.001 par value; 31,250,000 shares and 350,000,000 shares authorized at September 30, 2025 and December 31, 2024, respectively; 22,342,584 and 21,970,817 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	22	89
Class T Common Stock, $0.001 par value; 2,500,000 shares and 350,000,000 shares authorized at September 30, 2025 and December 31, 2024, respectively; 2,043,173 and 2,038,466 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	2	8
Additional paid-in capital	1,839,823	895,118
Distributions	(440,850)	(382,160)
Accumulated deficit	(197,189)	(185,649)
Accumulated other comprehensive income (loss)	268	(1,708)
Total SmartStop Self Storage REIT, Inc. equity	1,202,107	325,698
Noncontrolling interests in our Operating Partnership	87,123	86,470
Other noncontrolling interests	—	380
Total noncontrolling interests	87,123	86,850
Total equity	1,289,230	412,548
Total liabilities, temporary equity and equity	$2,391,279	$2,042,067

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues:
Self storage rental revenue	$61,768	$52,921	$176,509	$156,050
Ancillary operating revenue	2,825	2,457	8,161	6,973
Managed REIT Platform revenues	3,841	2,923	11,990	8,328
Reimbursable costs from Managed REITs	1,995	1,856	6,035	5,011
Total revenues	70,429	60,157	202,695	176,362
Operating expenses:
Property operating expenses	23,491	18,249	65,628	53,334
Managed REIT Platform expenses	2,074	1,053	6,559	2,552
Reimbursable costs from Managed REITs	1,995	1,856	6,035	5,011
General and administrative	10,435	7,210	29,980	22,449
Depreciation	16,274	13,836	46,741	41,057
Intangible amortization expense	2,904	215	6,431	461
Acquisition expenses	480	38	1,042	121
Total operating expenses	57,653	42,457	162,416	124,985
Income from operations	12,776	17,700	40,279	51,377
Other income (expense):
Equity in earnings (losses) from investments in JV Properties	(47)	(380)	(408)	(1,068)
Equity in earnings (losses) from investments in Managed REITs	(248)	(248)	(620)	(957)
Other, net	4,667	(1,981)	3,703	(2,949)
Interest income	1,536	1,023	2,984	2,375
Interest expense	(12,521)	(19,102)	(46,573)	(52,949)
Loss on debt extinguishment	—	—	(2,533)	(471)
Income tax expense	(615)	(404)	(1,538)	(1,093)
Net income (loss)	5,548	(3,392)	(4,706)	(5,735)
Net (income) loss attributable to noncontrolling interests	(321)	314	377	405
Less: Distributions to preferred stockholders	—	(3,142)	(3,567)	(9,358)
Less: Accretion - preferred equity costs	—	—	(3,644)	—
Net income (loss) attributable to SmartStop Self Storage REIT, Inc. common stockholders	$5,227	$(6,220)	$(11,540)	$(14,688)
Net income (loss) per Common Stock, Class A & Class T share:
Basic	$0.09	$(0.26)	$(0.27)	$(0.62)
Diluted	$0.09	$(0.26)	$(0.27)	$(0.62)
Weighted average Common Stock outstanding:
Basic	31,050,000	—	20,586,264	—
Diluted	31,050,000	—	20,586,264	—
Weighted average Class A Common shares outstanding:
Basic	22,004,477	22,086,796	21,996,871	22,142,691
Diluted	22,252,179	22,086,796	21,996,871	22,142,691
Weighted average Class T Common shares outstanding:
Basic	2,043,484	2,032,451	2,042,815	2,030,828
Diluted	2,043,484	2,032,451	2,042,815	2,030,828

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES NON-GAAP MEASURE –

COMPUTATION OF FUNDS FROM OPERATIONS, AS ADJUSTED

(UNAUDITED)

(Amounts in thousands)

	Three Months Ended September 30 (Unaudited)		Nine Months Ended September 30 (Unaudited)
	2025	2024	2025	2024
Net income (loss) (attributable to common stockholders)	$5,227	$(6,220)	$(11,540)	$(14,688)
Add:
Depreciation of real estate	15,978	13,526	45,712	40,189
Amortization of real estate related intangible assets	2,881	178	6,362	278
Depreciation and amortization of real estate and intangible assets from unconsolidated entities	768	719	2,205	1,914
Deduct:
Adjustment for noncontrolling interests in our Operating Partnership (1)	(1,136)	(1,739)	(4,220)	(5,086)
FFO (attributable to common stockholders)	$23,718	$6,464	$38,519	$22,607
Other Adjustments:
Intangible amortization expense - contracts (2)	24	37	70	183
Acquisition expenses (3)	480	38	1,042	121
Acquisition expenses and foreign currency (gains) losses, net from unconsolidated entities	87	(27)	161	42
Accretion of fair market value of secured debt	176	—	544	80
Foreign currency and interest rate derivative (gains) losses, net (4)	(4,729)	1,671	(2,945)	2,308
Transactional expenses (5)	—	—	2,422	330
IPO Grant (6)	4,430	—	8,736	—
Adjustment of deferred tax assets and liabilities (2)	441	282	883	602
Sponsor funding reduction (7)	272	218	779	598
Amortization of debt issuance costs (2)	1,100	1,202	3,089	2,975
Loss due to hurricane	—	500	—	500
Net loss on extinguishment of debt (8)	—	—	2,533	471
Accretion - preferred equity costs	—	—	3,644	—
Adjustment for noncontrolling interests in our Operating Partnership (1)	(132)	(473)	(1,423)	(987)
FFO, as adjusted (attributable to common stockholders)	$25,867	$9,912	$58,054	$29,830
FFO (attributable to common stockholders)	$23,718	$6,464	$38,519	$22,607
Net income (loss) attributable to the noncontrolling interests in our Operating Partnership	321	(422)	(682)	(729)
Adjustment for noncontrolling interests in our Operating Partnership(1)	1,136	1,739	4,220	5,086
FFO (attributable to common stockholders and OP unit holders)	$25,175	$7,781	$42,057	$26,964
FFO, as adjusted (attributable to common stockholders)	$25,867	$9,912	$58,054	$29,830
Net income (loss) attributable to the noncontrolling interests in our Operating Partnership	321	(422)	(682)	(729)
Adjustment for noncontrolling interests in our Operating Partnership(1)	1,268	2,212	5,643	6,073
FFO, as adjusted (attributable to common stockholders and OP unit holders)	$27,456	$11,702	$63,015	$35,174

(1) This represents the portion of the above stated adjustments in the calculations of FFO and FFO, as adjusted, that are attributable to our noncontrolling interests in our Operating Partnership.

(2) These items represent the amortization, accretion, or adjustment of intangible assets, debt issuance costs, or deferred tax assets and liabilities.

(3) This represents acquisition expenses associated with investments in real estate that were incurred prior to the acquisitions becoming probable and therefore not capitalized in accordance with our capitalization policy.

(4) This represents the mark-to-market adjustment for certain of our derivative instruments not designated for hedge accounting and the ineffective portion of the change in fair value of derivatives recognized in earnings. Changes in foreign currency related to our foreign equity investments not classified as long term under GAAP are also included in this adjustment. There was no adjustment during the nine months ended September 30, 2025 for the approximately $0.5 million of income received during the period related to the short term forward entered into and settled in the period to hedge interest rate movements related to the 2028 Canadian Notes. Changes in foreign currency related to our foreign equity investments not classified as long term are included in this adjustment.

(5) Such costs incurred for the nine months ended September 30, 2025 primarily included: i) approximately $1.0 million related to our Underwritten Public Offering, but were not directly attributable thereto, and were therefore included in general and administrative expenses in our consolidated statements of operations; ii) approximately $1.2 million of termination costs related to our Former Dealer Manager; and iii) approximately $0.6 million of professional fees related to the calculation of our estimated net asset value, which we will no longer incur, given the listing of our common stock and other similar minor amounts. Such costs in 2024 relate to our filing of a registration statement on Form S-11 and our pursuit of a potential offering of our common stock. As these items are non-recurring and not a primary driver in our decision-making process, FFO is adjusted for its effect to arrive at FFO, as adjusted, as a means of determining a comparable sustainable operating performance metric.

(6) The amounts adjusted for in the table above relate to the stock compensation expense and related employer tax liabilities recorded related to the equity grants issued in connection with the Underwritten Public Offering. FFO is adjusted for its effect to arrive at FFO, as adjusted, as a means of determining a comparable sustainable operating performance metric.

(7) Pursuant to the Sponsor Funding Agreement, SmartStop funded certain costs of SST VI's share sales, and in return receives Series C Units in Strategic Storage Operating Partnership VI, L.P. The excess of the funding over the value of the Series C Units received is accounted for as a reduction of Managed REIT Platform revenues from SST VI over the remaining estimated term of the management contracts with SST VI. See Note 2 – Summary of Significant Accounting Policies to the Consolidated Financial Statements. FFO is adjusted for its effect to arrive at FFO, as adjusted, as a means of determining a comparable sustainable operating performance metric.

(8) The net loss associated with the extinguishment of debt includes prepayment penalties, defeasance costs, the write-off of unamortized deferred financing fees, and other fees incurred.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NON-GAAP MEASURE – COMPUTATION OF FUNDS FROM OPERATIONS, AS ADJUSTED ATTRIBUTABLE TO COMMON STOCKHOLDERS AND OP UNITS OUTSTANDING – DILUTED

(UNAUDITED)

(Amounts in thousands, except share and per share data)

The following is a reconciliation of FFO and FFO, as adjusted (attributable to common stockholders), to FFO and FFO, as adjusted (attributable to common stockholders and OP unit holders), for each of the periods presented below:

	Three Months Ended September 30 (Unaudited)		Nine Months Ended September 30 (Unaudited)
	2025	2024	2025	2024
FFO (attributable to common stockholders and OP unit holders) Calculation:
FFO (attributable to common stockholders)	$23,718	$6,464	$38,519	$22,607
Net income (loss) attributable to the noncontrolling interests in our Operating Partnership	321	(422)	(682)	(729)
Adjustment for noncontrolling interests in our Operating Partnership (1)	1,136	1,739	4,220	5,086
FFO (attributable to common stockholders and OP unit holders)	$25,175	$7,781	$42,057	$26,964
FFO, as adjusted (attributable to common stockholders and OP unit holders) Calculation:
FFO, as adjusted (attributable to common stockholders)	$25,867	$9,912	$58,054	$29,830
Net income (loss) attributable to the noncontrolling interests in our Operating Partnership	321	(422)	(682)	$(729)
Adjustment for noncontrolling interests in our Operating Partnership (1)	1,268	2,212	5,643	6,073
FFO, as adjusted (attributable to common stockholders and OP unit holders)	$27,456	$11,702	$63,015	$35,174

Weighted average Common Stock, Class A & T shares outstanding – basic	55,097,961	24,119,247	44,625,950	24,173,519
Weighted average OP units outstanding	3,407,954	3,311,340	3,391,728	3,300,315
Weighted average other dilutive securities	400,789	108,460	245,115	94,753
Weighted average shares & OP units outstanding – diluted(2)	58,906,704	27,539,047	48,262,793	27,568,587
FFO, as adjusted per share & OP unit outstanding – diluted	$0.47	$0.42	$1.31	$1.28

(1) This represents the portion of the above stated adjustments in the calculations of FFO and FFO, as adjusted, that are attributable to our noncontrolling interests.

(2) Includes all Common Stock, Class A Shares, Class T Shares and OP Units, as well as the dilutive effect on FFO and FFO, as adjusted of both unvested restricted stock and long term incentive plan units (both time-based units and performance based-units), and is calculated using the two-class, treasury stock or if-converted method, as applicable. The outstanding convertible preferred stock was excluded for the periods it was outstanding, as the conversion of such shares was antidilutive to FFO and FFO, as adjusted.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

COMPUTATION OF SAME-STORE OPERATING RESULTS

(UNAUDITED)

Same-Store Facility Results - three months ended September 30, 2025 and 2024

The following table sets forth operating data for our same-store facilities (stabilized and comparable properties that have been included in the consolidated results of operations since January 1, 2024, excluding four other properties) for the three months ended September 30, 2025 and 2024. We consider the following data to be meaningful as this allows generally for the comparison of results without the effects of acquisition, dispositions, development activity, properties impacted by casualty events, lease up properties or similar other such factors (in thousands unless otherwise noted).

	Same-Store Facilities			Non Same-Store Facilities			Total
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change
Revenue (1)	$52,623	$51,342	2.5%	$9,476	$1,861	N/M	$62,099	$53,203	16.7%
Property operating expenses (2)	17,470	16,715	4.5%	3,881	924	N/M	21,351	17,639	21.0%
Net operating income	$35,153	$34,627	1.5%	$5,595	$937	N/M	$40,748	$35,564	14.6%
Number of facilities	149	149		28	8		177	157
Rentable square feet (3)	11,563,400	11,526,700		2,325,575	707,100		13,888,975	12,233,800
Average physical occupancy (4)	92.6%	92.2%	0.4%	87.7%	N/M	N/M	91.8%	91.8%	00.0%
Annualized rent per occupied square foot (5)	$20.35	$20.21	0.7%	$22.10	N/M	N/M	$20.61	$20.04	2.8%

N/M Not meaningful

(1)
Revenue includes rental income, certain ancillary revenue, administrative and late fees, and excludes Tenant Protection Program revenue.
(2)
Among other expenses, property operating expenses excludes Tenant Protection Program related expense and stock compensation expense related to the grant issued in connection with our Underwritten Public Offering. Please see the reconciliation of net operating income to net income (loss) below for the full detail of adjustments to reconcile net operating income to net income (loss).
(3)
Of the total rentable square feet, parking represented approximately 1,100,000 square feet as of September 30, 2025 and approximately 1,040,000 square feet as of September 30, 2024, respectively. On a same-store basis, for the same periods, parking represented approximately 977,000 square feet. Amount not in thousands.
(4)
Determined by dividing the sum of the month-end occupied square feet for the applicable group of facilities for each applicable period by the sum of their month-end rentable square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. In the event a property is disposed of, or becomes completely inoperable during the period, such property is excluded from the respective calculation.
(5)
Determined by dividing the aggregate rental income, net of discounts and concessions and excluding late and administrative fees for each applicable period by the aggregate of the month-end occupied square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. In the event a property is disposed of, or becomes completely inoperable during the period, such property is excluded from the respective calculation in the first full month of non-operation. We have excluded the rental revenue and occupied square feet related to parking herein for the purpose of calculating annualized rent per occupied square foot. Amount not in thousands.

Our same-store revenue increased by approximately $1.3 million, or approximately 2.5%, for the three months ended September 30, 2025 compared to the three months ended September 30, 2024 due to an approximately 0.4% increase in average occupancy, an approximately 0.7% increase in annualized rent per occupied square foot, and an increase in administrative and late fees. Property operating expenses increased by approximately 4.5%, primarily attributable to increased property taxes and payroll costs.

Net operating income, or NOI, is a non-GAAP measure that we define as net income (loss), computed in accordance with GAAP, generated from properties before corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, acquisition expenses, tenant protection economics, stock compensation related to our IPO Grant and other non-property related income and expense. We believe that NOI is useful for investors as it provides a measure of the operating performance of our operating assets because NOI excludes certain items that are not associated with the ongoing operation of the properties. Additionally, we believe that NOI (sometimes referred to as property operating income) is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. In addition, NOI is not a substitute for net income (loss), cash flows from operations, or other related financial measures, in evaluating our operating performance.

The following table presents a reconciliation of net income (loss) as presented on our consolidated statements of operations to net operating income, as stated above, for the periods indicated (in thousands):

	For the Three Months Ended September 30,
	2025	2024
Net loss	$5,548	$(3,392)
Adjusted to exclude:
Tenant Protection Program revenue(1)	(2,494)	(2,175)
Tenant Protection Program related expense	261	610
IPO Grant (2)	1,879	—
Managed REIT Platform revenues	(3,841)	(2,923)
Managed REIT Platform expenses	2,074	1,053
General and administrative	10,435	7,210
Depreciation	16,274	13,836
Intangible amortization expense	2,904	215
Acquisition expenses	480	38
Interest expense	12,521	19,102
Interest income	(1,536)	(1,023)
Other, net	(4,667)	1,981
Earnings from our equity method investments in the JV Properties	47	380
Earnings from our equity method investments in Managed REITs	248	248
Income tax expense	615	404
Total net operating income	$40,748	$35,564

(1) Included within ancillary operating revenue within our consolidated statements of operations, approximately $2.1 million and $2.0 million of Tenant Protection Program revenue was earned at same-store facilities during the three months ended September 30, 2025 and 2024, respectively, with the remaining approximately $0.4 million and $0.1 million earned at non same-store facilities during the three months ended September 30, 2025 and 2024, respectively.

(2) Stock compensation and related expense herein only includes such expense related to the Underwritten Public Offering (the "IPO Grant") which is included in property operating expense.

Same-Store Facility Results - nine months ended September 30, 2025 and 2024

The following table sets forth operating data for our same-store facilities (stabilized and comparable properties that have been included in the consolidated results of operations since January 1, 2024, excluding four other properties) for the nine months ended September 30, 2025 and 2024. We consider the following data to be meaningful as this allows generally for the comparison of results without the effects of acquisition, dispositions, development activity, properties impacted by casualty events, lease up properties or similar other such factors (in thousands unless otherwise noted).

	Same-Store Facilities			Non Same-Store Facilities			Total
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change
Revenue (1)	$155,377	$152,288	2.0%	$22,085	$4,584	N/M	$177,462	$156,872	13.1%
Property operating expenses (2)	52,179	49,981	4.4%	9,314	2,487	N/M	61,493	52,468	17.2%
Net operating income	$103,198	$102,307	0.9%	$12,771	$2,097	N/M	$115,969	$104,404	11.1%
Number of facilities	149	149		28	8		177	157
Rentable square feet (3)	11,563,400	11,526,700		2,325,575	707,100		13,888,975	12,233,800
Average physical occupancy (4)	92.6%	92.2%	0.4%	88.2%	N/M	N/M	92.1%	91.7%	0.4%
Annualized rent per occupied square foot (5)	$20.03	$19.92	0.6%	$21.40	N/M	N/M	$20.19	$19.82	1.9%

N/M Not meaningful

(1)
Revenue includes rental income, certain ancillary revenue, administrative and late fees, and excludes Tenant Protection Program revenue.
(2)
Among other expenses, property operating expenses excludes Tenant Protection Program related expense and stock compensation expense related to the grant issued in connection with our Underwritten Public Offering. Please see the reconciliation of net operating income to net income (loss) below for the full detail of adjustments to reconcile net operating income to net income (loss).
(3)
Of the total rentable square feet, parking represented approximately 1,100,000 square feet as of September 30, 2025 and approximately 1,040,000 square feet as of September 30, 2024, respectively. On a same-store basis, for the same periods, parking represented approximately 977,000 square feet. Amount not in thousands.
(4)
Determined by dividing the sum of the month-end occupied square feet for the applicable group of facilities for each applicable period by the sum of their month-end rentable square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. In the event a property is disposed of, or becomes completely inoperable during the period, such property is excluded from the respective calculation.
(5)
Determined by dividing the aggregate rental income, net of discounts and concessions and excluding late and administrative fees for each applicable period by the aggregate of the month-end occupied square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. In the event a property is disposed of, or becomes completely inoperable during the period, such property is excluded from the respective calculation in the first full month of non-operation. We have excluded the rental revenue and occupied square feet related to parking herein for the purpose of calculating annualized rent per occupied square foot. Amount not in thousands.

Our same-store revenue increased by approximately $3.1 million, or approximately 2.0%, for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024 due to an approximately 0.4% increase in average occupancy, an approximately 0.6% increase in annualized rent per occupied square foot and increased administrative and late fees. Property operating expenses increased by approximately 4.4%, primarily attributable to increased property taxes and payroll costs.

The following table presents a reconciliation of net income (loss) as presented on our consolidated statements of operations to net operating income, as stated above, for the periods indicated (in thousands):

	For the Nine Months Ended September 30,
	2025	2024
Net loss	$(4,706)	$(5,735)
Adjusted to exclude:
Tenant Protection Program revenue(1)	(7,208)	(6,152)
Tenant Protection Program related expense	551	867
IPO Grant (2)	3,584	—
Managed REIT Platform revenues	(11,990)	(8,328)
Managed REIT Platform expenses	6,559	2,552
General and administrative	29,980	22,449
Depreciation	46,741	41,057
Intangible amortization expense	6,431	461
Acquisition expenses	1,042	121
Interest expense	46,573	52,949
Interest income	(2,984)	(2,375)
Other, net	(3,703)	2,949
Earnings from our equity method investments in the JV Properties	408	1,068
Earnings from our equity method investments in Managed REITs	620	957
Loss on debt extinguishment	2,533	471
Income tax expense	1,538	1,093
Total net operating income	$115,969	$104,404

(1) Included within ancillary operating revenue within our consolidated statements of operations, approximately $6.2 million and $5.8 million of Tenant Protection Program revenue was earned at same-store facilities during the nine months ended September 30, 2025 and 2024, respectively, with the remaining approximately $1.0 million and $0.3 million earned at non same-store facilities during the nine months ended September 30, 2025 and 2024, respectively.

(2) Stock compensation and related expense herein only includes such expense related to the Underwritten Public Offering (the "IPO Grant") which is included in property operating expense.

The following tables present a reconciliation of same-store as reported net operating income to same-store constant currency net operating income (dollars in thousands):

	Three Month Ended September 30,
	2025	2024	% Change
Total revenues
As reported	$52,623	$51,342	2.5%
Impact of FX rate	55	—
Constant currency basis	$52,678	$51,342	2.6%

Total expenses
As reported	$17,470	$16,715	4.5%
Impact of FX rate	16	—
Constant currency basis	$17,486	$16,715	4.6%

Net operating income
As reported	$35,153	$34,627	1.5%
Impact of FX rate	39	—
Constant currency basis	$35,192	$34,627	1.6%

	Nine Month Ended September 30,
	2025	2024	% Change
Total revenues
As reported	$155,377	$152,288	2.0%
Impact of FX rate	458	—
Constant currency basis	$155,835	$152,288	2.3%

Total expenses
As reported	$52,179	$49,981	4.4%
Impact of FX rate	147	—
Constant currency basis	$52,326	$49,981	4.7%

Net operating income
As reported	$103,198	$102,307	0.9%
Impact of FX rate	311	—
Constant currency basis	$103,509	$102,307	1.2%

Note: The Company's 13 same-store properties in Canada are operated in Canadian Dollars (CAD), and their financial results are translated to U.S. Dollars (USD) in accordance with GAAP. To provide additional operating fundamentals on a constant currency basis, these selected financial results are presented in both USD as translated and on a constant currency basis, to remove the impact of non-operational foreign currency fluctuations. Constant currency results are calculated by translating current year results at prior year average exchange rates. The actual average USD/CAD exchange rate for the three months ending September 30, 2025 and September 30, 2024 was approximately 0.73x and 0.73x, respectively. The actual average USD/CAD exchange rate for the nine months ending September 30, 2025 and September 30, 2024 was approximately 0.72x and 0.74x, respectively.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

OUTLOOK FOR FULL YEAR 2025

(UNAUDITED)

(Dollar amounts in thousands, except share and per share data)

	Ranges for 2025 Annual Assumptions				Notes for Updated Annual Assumptions
	as of August 6, 2025		as of November 5, 2025		as of November 5, 2025
Same-store growth (as translated in U.S. dollars)	Low	High	Low	High
Revenue	1.8%	2.8%	1.9%	2.3%
Operating expense	4.3%	5.3%	4.0%	4.4%	Excludes an estimated $3.6 million of equity based compensation expense related to IPO grants. (Not in thousands)
Net operating income	0.6%	1.6%	0.9%	1.1%

Reflects an average USD/CAD exchange rate for full year 2024 of approximately 0.73x. The average USD/CAD exchange rate for the nine months ended September 30, 2025 and September 30, 2024 was approximately 0.72x and 0.74x, respectively.

Same-store growth (constant currency)(1)	Low	High	Low	High
Revenue	2.2%	3.2%	2.2%	2.6%
Operating expense	4.7%	5.7%	4.2%	4.7%	Excludes an estimated $3.6 million of equity based compensation expense related to IPO grants. (Not in thousands)
Net operating income	1.0%	2.3%	1.2%	1.6%	Reflects an average USD/CAD exchange rate of approximately 0.73x for full year 2024 and 2025.

FFO, as Adjusted(2)	Low	High	Low	High
FFO, as adjusted per share & OP unit outstanding - diluted	$1.85	$1.93	$1.87	$1.91
Weighted average share count	50,950,000	50,950,000	51,020,000	51,020,000

	Low	High	Low	High
Non same-store net operating income	NA	NA	$20,600	$20,950

Includes properties in the non same-store pool as of September 30, 2025. Excludes tenant protection net revenues. Excludes an estimated $3.6 million of equity related compensation expense related to IPO grants. (Not in thousands)

Tenant Protection Program net revenue	NA	NA	$9,300	$9,600	Represents Tenant Protection Program revenues less Tenant Protection Program related expense for the same-store and non same-store pools.
Managed REIT EBITDA	$11,500	$12,500	$11,800	$12,300

Represents Managed REIT Platform revenues less Managed REIT Platform expenses. Assumes average AUM of $940 million (low) to $970 million (high) for the year ending December 31, 2025. Excludes a $1.2 million contract termination cost expense and $2.1 million of equity based compensation expense related to IPO grants. (Not in thousands)

Third-party management adjusted EBITDA	NA	NA	$600	$650	Represents third-party management revenues less third-party management expenses. Excludes an estimated $0.1 million of related transactional expenses. (Not in thousands)
General and administrative expenses	$30,500	$31,300	$32,050	$32,250	Excludes an estimated $3.8 million of equity based compensation expense related to IPO grants and $1.4 million related to transactional expenses. (Not in thousands)
Interest expense	$60,700	$62,700	$59,800	$60,500	Assumes average one-month SOFR of 4.2% and average daily CORRA of 2.7%.
Interest income	$4,100	$4,400	$4,600	$4,800

	Low	High	Low	High
Acquisitions	$350,000	$400,000	$365,000	$385,000	Includes wholly-owned acquisitions and the Company's investment in joint ventures. Includes $319 million of acquisitions completed year-to-date as of September 30, 2025.

Note: The Company’s estimates are forward-looking and based on management’s view of current and future market conditions. The Company’s actual results may differ materially from these estimates. A reconciliation of net income per share outlook to funds from operations, as adjusted per share outlook is provided below.

(1) Stores in Canada are operated in Canadian Dollars (CAD), and their financial results are translated to U.S. Dollars (USD) in accordance with GAAP. These stores represent 13 of the Company's 149 stores in the 2025 same-store pool.

Constant currency results are calculated by translating current year results at prior year average exchange rates. The average USD/CAD exchange rate for the 12 months ending December 31, 2024 was approximately 0.73x.

(2) FFO, as adjusted estimates for the year are fully diluted for an estimated average number of shares and OP units outstanding during the year.

The following table presents a reconciliation of the range of estimated GAAP fully diluted earnings per share to estimated fully diluted FFO, as adjusted per share (dollars in thousands):

	Ranges for 2025 Annual Assumptions
	as of August 6, 2025		as of November 5, 2025

	Low	High	Low	High
Net income	$(0.06)	$(0.00)	$0.06	$0.10
Other noncontrolling interests	(0.00)	(0.00)	(0.00)	(0.00)
Distributions to preferred stockholders	(0.07)	(0.07)	(0.07)	(0.07)
Preferred equity-accretion of costs on redemption	(0.07)	(0.07)	(0.07)	(0.07)
Depreciation & amortization of real estate and intangible assets from consolidated and unconsolidated entities	1.50	1.52	1.48	1.48
FFO per share & OP unit outstanding - diluted	$1.29	$1.37	$1.40	$1.44
Preferred equity-accretion of costs on redemption	$0.07	$0.07	$0.07	$0.07
Net loss on extinguishment of debt	0.05	0.05	0.05	0.05
Amortization of debt issuance costs	0.09	0.09	0.09	0.09
Transactional expenses	0.05	0.05	0.05	0.05
Sponsor funding revenue reduction	0.02	0.02	0.02	0.02
Equity based compensation related to IPO Grants	0.18	0.18	0.19	0.19
Other (1)	0.09	0.09	0.01	0.01
FFO, as adjusted per share & OP unit outstanding - diluted	$1.85	$1.93	$1.87	$1.91

(1) Includes the following: Intangible amortization expense - contracts, acquisition expenses, acquisition expenses and foreign currency (gains) losses, net from unconsolidated entities, accretion of fair market value of secured debt, foreign currency and interest rate derivative (gains) losses, net, and adjustment of deferred tax liabilities.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

SUMMARY OF RECENT ACQUISITIONS

(UNAUDITED)

Property	MSA/CMA(1)	SmartStop % Ownership	Net Rentable Sq. Ft.	Units	Purchase Price(2)	Date Acquired
Colorado Springs II	Colorado Springs	100%	100,500	580	$10,516	04/10/24
Spartanburg	Greenville-Spartanburg	100%	109,800	950	13,232	07/16/24
Miami	Miami - Fort Lauderdale	100%	95,200	1,050	31,161	09/24/24
Nantucket	Boston	100%	18,600	205	9,587	11/20/24
Aurora V	Denver	100%	87,500	740	14,667	12/11/24
San Jose	San Jose	100%	61,500	670	19,616	12/19/24
Washington, DC	Washington-Arlington	100%	72,000	830	18,292	12/19/24
Ladera Ranch	Los Angeles	100%	143,500	1,300	70,030	12/20/24
2024 full year acquisitions			688,600	6,325	$187,101

Clifton	New York - Newark	100%	116,000	1,285	$38,647	01/07/25
Hillside	New York - Newark	100%	112,000	1,200	35,944	01/07/25
Murfreesboro	Nashville	100%	63,300	500	7,907	02/20/25
Kelowna (3)	Kelowna, British Columbia	100%	74,000	800	28,207	4/15/2025
Lakewood II	Denver, CO	100%	66,850	605	12,749	5/29/2025
Holzwarth Rd, Houston - Springwoods	Houston, TX	100%	89,800	815	15,269	6/17/2025
Holcombe Blvd, Houston - Medical Center	Houston, TX	100%	96,000	835	37,521	6/17/2025
Louetta Rd, Houston - Champions-Spring	Houston, TX	100%	111,850	745	20,013	6/17/2025
FM 2978, Houston - Magnolia	Houston, TX	100%	83,100	725	14,510	6/17/2025
Shenandoah, Houston - The Woodlands	Houston, TX	100%	88,000	750	20,513	6/17/2025
Allard, Alberta (3) (4)	Edmonton, Alberta	50%	N/A	N/A	1,199	8/12/2025
Edmonton, Alberta (3)	Edmonton, Alberta	100%	68,175	535	9,719	8/26/2025
Sherwood Park, Alberta (3)	Edmonton, Alberta	100%	65,500	535	11,804	8/26/2025
Red Deer, Alberta (3)	Edmonton, Alberta	100%	76,500	610	13,782	8/26/2025
Canmore, Alberta (3)	Calgary, AB	100%	63,500	765	21,061	8/26/2025
Cochrane, Alberta (3)	Calgary, AB	100%	84,250	605	14,004	8/26/2025
Rahway	New York - Newark	100%	55,200	560	15,328	9/3/2025
2025 year-to date acquisitions			1,314,025	11,870	$318,177

(1) CMA (Census Metropolitan Area) as defined by Statistics Canada.

(2) Amounts in thousands.

(3) Purchase price converted to USD using the exchange rate in effect at date of purchase.

(4) This property is an undeveloped parcel of land purchased through our joint venture partnership with SmartCentres, the joint venture intends to develop this land into a self storage property.

ADDITIONAL INFORMATION REGARDING NOI, FFO, and FFO, as adjusted

Net Operating Income (“NOI”)

NOI is a non-GAAP measure that SmartStop defines as net income (loss), computed in accordance with GAAP, generated from properties, excluding tenant protection plan revenue, before corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, acquisition expenses, tenant protection economics, stock compensation related to our IPO Grant and other non-property related income and expense. SmartStop believes that NOI is useful for investors as it provides a measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the ongoing operation of the properties. Additionally, SmartStop believes that NOI is a widely accepted measure of comparative operating performance in the real estate community. However, SmartStop’s use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount. In addition, NOI is not a substitute for net income (loss), cash flows from operations, or other related financial measures, in evaluating our operating performance.

Funds from Operations (“FFO”) and FFO, as Adjusted

Funds from Operations

Funds from operations ("FFO"), is a non-GAAP financial metric promulgated by NAREIT that SmartStop believes is an appropriate supplemental measure to reflect operating performance. SmartStop defines FFO consistent with the standards established by the white paper on FFO approved by the board of governors of NAREIT, or the White Paper. The White Paper defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of property and real estate related asset impairment write downs, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Additionally, gains and losses from change in control are excluded from the determination of FFO. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. SmartStop’s FFO calculation complies with NAREIT’s policy described above.

FFO, as Adjusted

SmartStop uses FFO, as adjusted, as an additional non-GAAP financial measure to evaluate their operating performance. FFO, as adjusted, provides investors with supplemental performance information that is consistent with the performance models and analysis used by management. In addition, FFO, as adjusted, is a measure used among SmartStop’s peer group, which includes publicly traded REITs. Further, SmartStop believes FFO, as adjusted, is useful in comparing the sustainability of their operating performance with the sustainability of the operating performance of other real estate companies.

In determining FFO, as adjusted, SmartStop makes further adjustments to the NAREIT computation of FFO to exclude the effects of non-real estate related asset impairments and intangible amortization, acquisition related costs, other write-offs incurred in connection with acquisitions, contingent earnout expenses, accretion of fair value of debt adjustments, amortization of debt issuance costs, gains or losses from extinguishment of debt, adjustments of deferred tax assets and liabilities, realized and unrealized gains/losses on foreign exchange transactions, gains/losses on certain foreign exchange and interest rate derivatives not designated for hedge accounting, and other select non-recurring income or expense items which SmartStop believes are not indicative of their overall long-term operating performance. SmartStop excludes these items from GAAP net income (loss) to arrive at FFO, as adjusted, as they are not the primary drivers in their decision-making process and excluding these items provides investors a view of their continuing operating portfolio performance over time, which in any respective period may experience fluctuations in such acquisition, merger or other similar activities that are not of a long-term operating performance nature. FFO, as adjusted, also reflects adjustments for unconsolidated partnerships and jointly owned investments. SmartStop uses FFO, as adjusted, as one measure of their operating performance when they formulate corporate goals and evaluate the effectiveness of their strategies.

Presentation of FFO and FFO, as adjusted, is intended to provide useful information to investors as they compare the operating performance of different REITs. However, not all REITs calculate FFO and FFO, as adjusted, the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and FFO, as adjusted, are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) as an indication of our performance, as an alternative to cash flows from operations as an indication of SmartStop’s liquidity or indicative of funds available to fund their cash needs including their ability to make distributions to their stockholders. FFO and FFO, as adjusted, should be reviewed in conjunction with other measurements as an indication of our performance.

Neither the SEC, NAREIT, nor any other regulatory body has passed judgment on the acceptability of the adjustments that SmartStop uses to calculate FFO or FFO, as adjusted. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the publicly registered, non-traded REIT industry and SmartStop would have to adjust its calculation and characterization of FFO or FFO, as adjusted.

This press release, a financial supplement, and additional information about SmartStop are available on our website, investors.smartstopselfstorage.com.

About SmartStop Self Storage REIT, Inc. (“SmartStop”):

SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA) is a self-managed REIT with a fully integrated operations team of more than 1,000 self-storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self-storage programs, and through its indirect subsidiary Argus Professional Storage Management, LLC offers third party management services in the U.S. and Canada. As of November 5, 2025, SmartStop has an owned or managed portfolio of over 460 operating properties in 34 states, the District of Columbia, and Canada, comprising over 270,000 units and more than 35 million rentable square feet. SmartStop and its affiliates own or manage 49 operating self-storage properties across four provinces in Canada, which total approximately 42,200 units and 4.3 million rentable square feet.

Forward-Looking Statements

Certain of the matters discussed in this earnings release, other than historical facts, constitute forward-looking statements within the meaning of the federal securities laws, and we intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in such federal securities laws. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words, or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

Such statements include, but are not limited to statements concerning our plans, strategies, initiatives, prospects, objectives, goals, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. Such statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or anticipated, including, without limitation:

•
disruptions in the economy, including debt and banking markets and foreign currency, including changes in the Canadian Dollar ("CAD")/U.S. Dollar ("USD") exchange rate;
•
significant transaction costs, including financing costs, and unknown liabilities;
•
whether we will be successful in the pursuit of our business plan and investment objectives;
•
changes in the political and economic climate, economic conditions and fiscal imbalances in the United States, and other major developments, including tariffs, wars, natural disasters, epidemics and pandemics, military actions, and terrorist attacks;
•
changes in tax and other laws and regulations, including tenant protection programs and other aspects of our business;
•
difficulties in our ability to attract and retain qualified personnel and management;
•
the effect of competition at our self-storage properties or from other storage alternatives, which could cause rents and occupancy rates to decline;
•
our ability to identify and complete future acquisitions on favorable terms or at all;

•
our ability to successfully integrate businesses and opportunities that we acquire, including but not limited to, the potential failure to fully realize expected cost savings and synergies from transactions or the risk that those expected cost savings and synergies may take longer than anticipated to be realized;
•
the outcome of any pending or later instituted legal or regulatory proceedings or governmental inquiries or investigations;
•
general competitive, economic, political and market conditions and other factors that may affect our future results;
•
our reliance on information technologies, which are vulnerable to, among other things, attack from computer viruses and malware, hacking, cyberattacks and other unauthorized access or misuse;
•
increases in interest rates; and
•
failure to maintain our REIT status.

All forward-looking statements, including without limitation, management’s examination of historical operating trends and estimates of future earnings, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the Securities and Exchange Commission (the “SEC”) and are not intended to be a guarantee of our performance in future periods. We cannot guarantee the accuracy of any such forward-looking statements contained in this earnings release, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information regarding risks and uncertainties associated with our business, and important factors that could cause our actual results to vary materially from those expressed or implied in such forward-looking statements, please refer to the factors listed and described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Risk Factors” sections of the documents we file from time to time with the SEC, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2024, as supplemented by the risk factors included in Part II, Item 1A of our Form 10-Qs, copies of which may be obtained from our website at investors.smartstopselfstorage.com.